Exhibit 10.1

January 20, 2017
George Nicholson
c/o HRG Group, Inc.
450 Park Avenue, 29th Floor
New York, NY 10022

Dear Mr. Nicholson,
HRG Group, Inc. (“HRG”) is pleased to provide you (“you” or the “Employee”) with a retention bonus and/or severance upon and in accordance with the terms of this letter agreement (this “Agreement”).

1.
Retention Bonus. Subject to Section 4 below, provided that you remain employed by HRG on a full-time basis from the date of this Agreement through the Retention End Date, HRG shall pay to you a retention bonus in an amount set forth on Exhibit A, less applicable taxes and withholdings (the “Designated Payment”).

2.
Specified Bonus. Subject to Section 4 below, provided that you remain employed by HRG on a full-time basis through the Retention End Date, HRG shall pay to you a bonus for the period ending at the Retention End Date in an amount set forth on Exhibit A less applicable taxes and withholdings (the “Specified Bonus”).

3.	Base Salary. Within 30 days after the date hereof, your base salary shall be increased to $325,000 effective as of January 1, 2017.

4.
Termination During the Retention Period. Notwithstanding anything else herein to the contrary, you will not be eligible to receive any unpaid portion of the Designated Payment, the Specified Bonus and the COBRA Reimbursement (collectively, the “Payments”) if you are terminated by HRG for Cause (as defined below) or you choose to resign without Good Reason prior to the Retention End Date. If you are terminated by HRG for any reason other than Cause or you resign with Good Reason or your employment ends as a result of your death or termination by HRG as a result of Disability, in each case prior to the Retention End Date and you have otherwise complied with the terms of this Agreement, you shall receive the Payments, subject to the Required Release and the timing set forth in Section 5 below. You shall be entitled to receive and HRG shall pay your accrued but unpaid base salary, unused vacation time accrued through date of your termination of employment (the “Termination Date”), and unreimbursed business expenses (including participation in HRG’s FlexNet and the HRG 401K plans) incurred through the Termination Date.

5.
Required Release. Payment of the Payments, is conditioned on your execution, delivery and nonrevocation of HRG’s standard waiver and release of claims in HRG’s customary form (“Release Letter”) within fifty-five days following the Retention End Date or the date of your termination, if earlier (the “Release Condition”). After the Retention End Date or any termination from the Company, HRG shall promptly (any in any event within 10 business days following such event) provide you with the Release Letter. Payments of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after the Retention End Date or the date of your termination, if earlier (subject to further delay under Section 9 below) provided that the Release Condition is satisfied. You shall be under no obligation to seek other employment or otherwise mitigate the obligations of HRG under this Agreement, and there shall be no offset against amounts or benefits due you under this Agreement on account of any compensation earned by you after your termination.

6.	Definitions. For purposes of this Agreement:

a.
“Cause” means: (A) willful misconduct in the performance of your duties for HRG which causes material injury to HRG or its subsidiaries, (B) you willfully engage in illegal conduct that is injurious to HRG or its subsidiaries, (C) your material breach of the terms of this Agreement or your employment agreement, (D) you willfully violate HRG’s written policies in a manner that causes material injury to HRG; (E) you commit fraud or misappropriate, embezzle or misuse the funds or property of HRG or its subsidiaries; (F) you engage in negligent actions that results in the loss of a material amount of capital of HRG or its subsidiaries; or (G) you willfully fail to follow the reasonable and lawful instructions of the Board of Directors of HRG (“Board”) or your superiors that are consistent with your position with HRG; provided, however, that you shall be provided a ten (10) day period to cure any of the events or occurrences described in the immediately preceding clauses (C), (D) or (G) hereof, to the extent curable. For purposes hereof, no act, or failure to act, on the part of you shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of HRG. An act, or failure to act, based on specific authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of outside counsel for HRG shall be presumed to be done, or omitted to be done, by you in good faith and in the best interests of HRG.

b.
“COBRA Reimbursement” shall mean reimbursement for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in excess of the cost of such benefits that active employees of HRG are required to pay, for a period of 12 months (or until you obtain individual or family coverage through another employer, if earlier) (the “COBRA Period”), provided that you timely elect COBRA coverage and subject to the conditions that: (A) you are responsible for immediately notifying HRG if you obtain alternative insurance coverage, (B) you will be responsible for the entire COBRA premium amount after the end of the COBRA Period; (C) if you decline COBRA coverage, then HRG will not make any alternative payment to you in lieu of paying for COBRA premiums, and (D) such COBRA reimbursement payments shall be paid on an after tax basis as additional taxable compensation to you.

c.
“Disability” shall mean your failure, because of illness, accident or any other physical or mental incapacity, to perform the essential functions of your position for 40 business days (consecutive or non-consecutive), subject to reasonable accommodation provisions of applicable laws.

d.
“Good Reason” means the occurrence, without your express written consent, of any of the following events: (A) a material diminution in your authority, duties or responsibilities (provided that it shall not constitute Good Reason if you are required to report to another designee of the CEO); (B) a diminution of base salary; (C) a change in the geographic location of your principal place of performance of his services hereunder to a location more than thirty (30) miles outside of New York City that is also more than thirty (30) miles from your primary residence at the time of such change, except for travel consistent with the terms of your employment agreement (for the avoidance of doubt the requirement that you relocate to the New York City area shall not constitute Good Reason); or (D) a material breach by HRG of this Agreement or your employment agreement. You shall give HRG a written notice (specifying in detail the event or circumstances claimed to give rise to Good Reason) within 25 days after you have knowledge that an event or circumstances constituting Good Reason has occurred, and if you fail to provide such timely notice, then such event or circumstances will no longer constitute Good Reason. HRG shall have 30 days to cure the event or circumstances described in such notice, and if such event or circumstances are not timely cured, then you must actually terminate employment within 120 days following the specified event or circumstances constituting Good Reason; otherwise, such event or circumstances will no longer constitute Good Reason.

e.
“Retention End Date” shall mean the earlier of (x) November 30, 2017, (y) such date HRG files with the Securities and Exchange Commission its Annual Report on Form 10-K for fiscal year ending September 30, 2017 and (z) such earlier date as HRG may select at its sole discretion.

7.
Amendment of Employment Agreement. Your employment agreement with HRG shall remain in full force and effect following execution of this Agreement, provided that you and HRG hereby acknowledge and agree that (i) you will not be entitled to any severance or separation pay pursuant to any other plan or arrangement of HRG, whether pursuant to an employment agreement, severance plan, policy or otherwise (even if your employment continues past the Retention End Date), (ii) you will not be eligible for or entitled to receive any other bonus for fiscal 2017 or thereafter, in each case notwithstanding anything to the contrary in any other agreement with HRG. Effective as of the date of this Agreement, you shall be employed as Senior Vice President, Chief Financial Officer and Chief Accounting Officer of HRG. Except as expressly modified by this Section 7, the employment agreement shall remain in full force and effect. The parties recognize that some terms as used in the employment agreement have definitions that differ from those terms in this Agreement, and those definitions are intended to and should be construed independently of each other.

8.
Employment Status. Nothing in this Agreement shall require you to remain employed for any particular period of time, or guarantee your employment by HRG for any particular period of time, except as specifically provided in the employment agreement.

9.
Section 409A. It is the intention of HRG and Employee that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code, and this Agreement will be interpreted in a manner intended to comply with or be exempt from Section 409A. HRG and Employee agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A), and neither HRG nor any affiliate shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this agreement to the contrary, in the event that Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation”

subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s “separation from service” (as defined in Section 409A) or, if earlier, Employee’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under this agreement are designated as separate payments. For purposes of this agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service”.

10.
Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the only agreement between the parties with respect to the subject matter hereof, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof, and shall be amended or modified only in writing signed by both of the parties hereto.

11.
General. This Agreement shall be governed, enforced and construed under the laws of the state of New York. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

If you wish to accept this offer, please sign below and return the enclosed copy of this Agreement to John McKeown no later than January 27, 2017. If you have any questions, please do not hesitate to contact me.
Sincerely,
/s/ John McKeown

I have read, understand and accept the terms of this Agreement.

/s/ George Nicholson                            January 20, 2017
George Nicholson                            Date

Exhibit A

1.	The “Designated Payment” shall be equal to $325,000 less applicable taxes and withholdings.

2.	The “Specified Bonus” shall be equal to $400,000 less applicable taxes and withholdings.

3.
Within 10 days after the date hereof, HRG shall pay you a one-time bonus equal to $100,000, less applicable taxes and withholdings and for the avoidance of doubt you shall not receive and shall have no rights to receive any relocation payments whether pursuant to your employment agreement or otherwise.